Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 8th day of August, 2005, by and between SJ PLAZA, LLC, a Delaware limited liability company (“Landlord”), and HERITAGE COMMERCE CORP., a California corporation (“Tenant”).

RECITALS

A.
Landlord (as successor in interest to JMB/San Jose Associates, an Illinois general partnership) and Tenant (as successor in interest to Heritage Bank of Commerce, a California corporation) are parties to that certain Office Lease, dated October 9, 1996, which lease has been previously amended by that certain First Lease Amendment and Assignment and Assumption of Lease, dated December 27, 2001, and that certain Second Lease Amendment (the “Second Amendment”), dated April 9, 2002 (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 1,255 rentable square feet (the “Premises”) described as Kiosk 110 in the building commonly known as 110 Park Center Plaza, San Jose, California (the “Building”).

B.	The Lease by its terms shall expire on February 28, 2010 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Extension. The Term of the Lease is hereby extended for a period of approximately sixty-three (63) months and shall expire on May 31, 2015 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease.

2.
Base Rent. As of the date hereof, the schedule of Base Rent payable with respect to the Premises during the period beginning on August 1, 2005 and ending on the Extended Termination Date is the following:

Period	Monthly Rate Per Square Foot	Monthly Base Rent
08/01/05 - 07/31/06	$2.11	$2,648.05*
08/01/06 - 07/31/07	$2.17	$2,723.35
08/01/07 - 07/31/08	$2.24	$2,811.20
08/01/08 - 07/31/09	$2.29	$2,873.95
08/01/09 - 05/31/15	$4.20	$5,271.00
*Monthly Base Rent is subject to abatement as provided below.

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby. Notwithstanding anything in this Amendment or the Lease to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent in the amount of $2,648.05 per month for the period beginning on August 1, 2005 and ending on November 30, 2005 (the "Base Rent Abatement Period"). The total amount of Base Rent abated during the Base Rent Abatement Period shall equal $10,592.20 (the "Abated Monthly Rent"). During the Base Rent Abatement Period, only Base Rent shall be abated, and all Tenant’s Prorata Share of Operating Expenses and Taxes and other charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby. In addition, Landlord acknowledges that, as of the date hereof, Tenant has paid to Landlord the Base Rent due with respect to the month of August, 2005 (the “August Payment”), which amount reflects the rental rate in effect under the Lease (prior to the effectiveness of this Amendment). Landlord agrees that, following the date this Amendment is mutually executed and delivered by Landlord and Tenant, the August Payment shall be applied to the next Rent payments that become due under the Lease, as amended hereby.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

4.
Operating Expenses and Taxes. For the period commencing on the date hereof and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Prorata Share of Operating Expenses and Taxes in accordance with the terms of the Lease, provided, however, during such period, the Base Tax Year and the Base Expense Year for the computation of Tenant’s Prorata Share of Operating Expenses and Taxes is amended from 2002 to 2005, and provided further that the Taxes included in the Base Taxes shall be the Taxes that would have been payable for the Property for the 2004-2005 tax year if such Taxes had been computed on the fully assessed value of the Property as of the date the Property was acquired by Landlord (i.e., the fully assessed value of the Property following reassessment due to Landlord’s acquisition of the Property) plus the annual increases in the Taxes for the Property provided for under the Revenue and Taxation Code from the date of acquisition through the lien date for the 2004-2005 tax year, notwithstanding that the Taxes billed to Landlord by the county tax assessor for such period may be less than the Taxes that would be been paid on the fully assessed value of the Property.

5.	Improvements to Premises.

5.1
Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

5.2
Responsibility for Improvements to Premises. Tenant may perform improvements to the Premises in accordance with Exhibit A attached hereto and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A.

6.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1	Renewal Option

(a)
Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Renewal Option”), for two (2) additional periods of five (5) years each (each, a “Renewal Term”), commencing on the day following the Extended Termination Date, or on the day following the last day of the prior Renewal Term, as applicable (the “Applicable Expiration Date”), and ending on the fifth (5th) anniversary of the Termination Date or on the last day of the prior Renewal Term, as applicable. Such Renewal Options shall be personal to Tenant and any transferees pursuant to a permitted transfer under Article 21, Section F of the Lease (a “Permitted Transfer”) and shall be exercisable if:

(i)
Landlord receives notice of exercise (a “Renewal Notice”) not less than six (6) full calendar months prior to the Applicable Expiration Date and not more than twelve (12) full calendar months prior to the Applicable Expiration Date; and

(ii)
Tenant is not in default under this Lease beyond any applicable cure periods at the time that Tenant delivers its Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

(iii)	Tenant is operating in the Premises and not more than twenty-five percent (25%) of the Premises is sublet at the time that Tenant delivers its Renewal Notice; and

(iv)	Lease has not been assigned (except in connection with a Permitted Transfer) prior to the date that Tenant delivers its Renewal Notice.

(b) Terms Applicable to Premises During Renewal Term.

(i)
The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall be equal to ninety-five percent (95%) of the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises, with the Prevailing Market rate being subject to adjustment during the Renewal Term, in accordance with the determination of the Prevailing Market rate described in Section 6.1(c) below. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Article 2 of the Lease, as amended hereby.

(ii)
Tenant shall pay additional rent for the Premises during the Renewal Term in accordance with Article 3 of the Lease, as amended hereby, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Operating Expenses and Taxes, as well as the applicable base year for calculating Tenant’s Prorata Share of Operating Expenses and Taxes, shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term; provided, however, that during the Renewal Term, the Base Tax Year and the Base Expense Year for the computation of Tenant’s Prorata Share of Operating Expenses and Taxes shall be the calendar year in which the Renewal Term commences.

(c)
Procedure for Determining Prevailing Market. Within thirty (30) days after receipt of Tenant’s Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within thirty (30) days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such thirty (30) day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. When Landlord and Tenant have agreed upon the Prevailing Market rate for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within thirty (30) days after the date Tenant provides Landlord with the Rejection Notice, then Landlord and Tenant shall each, within five (5) business days following the expiration of such 30-day period, appoint a qualified MAI appraiser who has had at least 5 years experience within the previous 10 years as a real estate appraiser working in the area, in turn those two independent MAI appraisers shall appoint a third MAI appraiser satisfying the same criteria and the majority shall decide upon the Prevailing Market rate for the Premises for the Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the 5-day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. Landlord and Tenant shall equally share in the expense of this appraisal except that in the event the Prevailing Market rate for the Premises is found to be within five percent (5%) of the original rate quoted by Landlord, then Tenant shall bear the full cost of all the appraisal process, and in the event the Prevailing Market rate for the Premises is found to be more than five percent (5%) less than the original rate quoted by Landlord, then Landlord shall bear the full cost of all the appraisal process.

If the Prevailing Market rate has not been determined by commencement of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect under the Lease during the month preceding the commencement of the Renewal Term until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent shall be retroactively adjusted to the commencement of the Renewal Term. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

(d)
Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Expiration Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Renewal Amendment to Landlord within fifteen (15) days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

(e)
Definition of Prevailing Market. As used herein, “Prevailing Market” shall mean the arm’s length fair market annual rental rate per rentable square foot under leases entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building or Comparable Buildings (as defined below) for a comparable term. The determination of Prevailing Market shall take into account the existence and quality of improvements within the space and any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, construction costs, improvement allowances, and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; provided, however, that the determination of Prevailing Market shall not take into account the market value of Tenant’s rights to any Building top signage. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined to the time such Prevailing Market rate will become effective under this Lease. As used herein, “Comparable Buildings” shall mean class “A” office buildings, other than the Building, that are of comparable size and quality as the Building and are located in the downtown San Jose, California area.

6.2
Destruction. Article 10 of the Lease is hereby amended to provide that, notwithstanding the provisions of such paragraph which permit Landlord to terminate the Lease if there is material damage to the Premises or the Building during the last twelve (12) months of the Term of the Lease, Landlord shall not have the right to terminate the Lease if during such twelve (12) month period, Tenant has properly exercised its Renewal Option pursuant to Section 6.1 of this Amendment. Furthermore, if at the time of such damage Tenant has a Renewal Option that has not yet been exercised and the time for exercise of the Renewal Option has not then expired, then Tenant shall have a period of thirty (30) days from the date of the casualty to elect to exercise its Renewal Option by delivery of written notice to Landlord. If Tenant has previously exercised its Renewal Option or Tenant exercises its Renewal Option during such thirty (30) day period, and provided Landlord is otherwise obligated to, or elects to repair such damage under the provisions of Article 10 of the Lease, Landlord shall, at Landlord’s expense, repair such damage in accordance with Article 10 of the Lease, and this Lease shall continue in full force and effect. If Tenant fails to exercise its Renewal Option during such thirty (30) day period, then Landlord may, at Landlord’s option, terminate the Lease effective as of the date of the casualty, by delivering notice to Tenant of Landlord’s election to do so within ten (10) days after the expiration of such thirty (30) day period.

6.3
Subordination, Nondisturbance and Attornment. Landlord shall use commercially reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord's current mortgagee on such mortgagee's then current standard form of agreement. "Reasonable efforts" of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the mortgagee. Upon request of Landlord, Tenant shall execute the mortgagee’s form of non-disturbance, subordination and attornment agreement, with such modifications (if any) as may be requested by Tenant and agreed to by the mortgagee, and return the same to Landlord for execution by the mortgagee. Such non-disturbance, subordination, and attornment agreement in favor of Tenant shall provide that, so long as Tenant is paying the Rent due under the Lease and is not otherwise in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect. Such non-disturbance, subordination, and attornment agreement may include other commercially reasonable provisions in favor of the mortgagee, including, without limitation, additional time on behalf of the mortgagee to cure defaults of the Landlord and provide that (a) neither mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Base Rent, Additional Rent, or other sum due under the Lease, as amended hereby, for more than 1 month in advance or (ii) any amendment or modification of the Lease made without the express written consent of mortgagee or any successor-in-interest; (b) neither mortgagee nor any successor-in-interest will be liable for (i) any act or omission or warranties of any prior landlord (including Landlord), (ii) the breach of any warranties or obligations relating to construction of improvements on the property or any tenant finish work performed or to have been performed by any prior landlord (including Landlord), or (iii) the return of any security deposit, except to the extent such deposits have been received by mortgagee; and (c) neither mortgagee nor any successor-in-interest shall be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord). Landlord's failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder; provided, however that if Landlord is unable to obtain a non-disturbance agreement from any mortgagee, then Tenant shall not be required to execute any other documents that may be required by such mortgagee.

6.4	Deletion (Substituted Premises). Paragraph 5 of the Second Amendment is hereby deleted in it entirety.

7.	Miscellaneous.

7.1
This Amendment, including Exhibit A (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

7.4
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.5
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.6
Tenant hereby represents to Landlord that Tenant has dealt with no broker, other than Cornish & Carey, in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker, other than Cornish & Carey, in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any other brokers claiming to have represented Landlord in connection with this Amendment.

7.7	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

7.8
Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building (as defined in the Lease). The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:	TENANT:

SJ PLAZA, LLC,
a Delaware limited liability company

By: Divco West Group, LLC
a Delaware limited liability company
Its Agent

By: _______________________
Name: _______________________
Its: _______________________
HERITAGE COMMERCE CORP., a California corporation By: _______________________ Name: ______________________ Its: ______________________

EXHIBIT A - TENANT ALTERATIONS

attached to and made a part of the Amendment bearing the
date of August 8, 2005, between SJ PLAZA, LLC, as Landlord and
HERITAGE COMMERCE CORP., as Tenant

1.0     Tenant, following the full and final execution and delivery of the Amendment to which this Work Letter is attached and any prepaid rental and security deposits required under such agreement, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 8 of the Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

2.0     Provided Tenant is not in default, Landlord agrees to contribute the sum of Six Thousand Two Hundred Seventy-Five Dollars ($6,275.00) (the "Allowance") toward the cost of performing the Initial Alterations. The Allowance may be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations and for all hard costs incurred by Tenant in connection with the Initial Alterations, including preliminary and final plans and specifications, permits, plan check fees, engineering, and construction of the Initial Alterations. The Allowance shall be paid to Tenant or, at Landlord's option, to the order of the general contractor that performed the Initial Alterations, within thirty (30) days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in the Initial Alterations; (2) a sworn contractor's affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien; (4) as-built plans of the Initial Alterations; and (5) the certification of Tenant’s general contractor that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord's obligation to disburse shall only resume when and if such default is cured.

3.0     In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance.

4.0     Tenant agrees to accept the Premises in its "as-is" condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

5.0     This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.